EXHIBIT 21

FIRSTENERGY CORP.
LIST OF SUBSIDIARIES OF THE REGISTRANT
AT DECEMBER 31, 2020

FirstEnergy Service Company - Incorporated in Ohio

FirstEnergy Transmission, LLC - Organized in Delaware

FirstEnergy Ventures Corp. - Incorporated in Ohio

Jersey Central Power & Light Company - Incorporated in New Jersey

Metropolitan Edison Company - Incorporated in Pennsylvania

Monongahela Power Company - Incorporated in Ohio

Ohio Edison Company - Incorporated in Ohio

Pennsylvania Electric Company - Incorporated in Pennsylvania

The Cleveland Electric Illuminating Company - Incorporated in Ohio

The Potomac Edison Company - Incorporated in Maryland

The Toledo Edison Company - Incorporated in Ohio

West Penn Power Company - Incorporated in Pennsylvania